Exhibit 10.2

Execution Version

Amendment to Operating Agreement

THIS AMENDMENT TO THE OPERATING AGREEMENT (the “Amendment”), made and entered into this 4th day of August, 2009 (the “Agreement Date”), by and between Weight Watchers International, Inc., a Virginia corporation (“Weight Watchers”), and H.J. Heinz Company, a Pennsylvania corporation (“Heinz”).

WITNESSETH:

WHEREAS, Weight Watchers and Heinz (collectively, the “Parties”) entered into that certain Operating Agreement, dated September 29, 1999, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby amend the Agreement as set forth below.

1. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed thereto in the Agreement.

2. The following sentence is hereby added after the last sentence of Section 2.05 of the Agreement:

Notwithstanding any other provision of this Section 2.05, if Heinz uses the Weight Watchers brand name without using the Smart Ones brand name on any Heinz Licensed Product sold in the United States, Canada or Mexico, Heinz shall use on such Heinz Licensed Product graphic presentations of the Food Trademarks (including, for avoidance of doubt, logos, trade dress, coloration and package design) that are substantially similar to the graphic presentations of the Food Trademarks on Weight Watchers Licensed Products and all such Heinz Licensed Products and the packaging, advertising and promotion thereof shall be subject to the review and approval processes set forth in the Heinz License and that certain License Agreement dated September 29, 1999 between Weight Watchers and Heinz.

3. Section 2.07(a) of the Agreement is hereby deleted in its entirety and amended and replaced by the following new Section 2.07(a):

(a) Proprietary Rights of Heinz. (i) Weight Watchers acknowledges and shall not contest Heinz’ or Heinz Affiliates’ ownership of Program Information Improvements and the HJH Food Trademarks. Weight Watchers agrees that all use of HJH Food Trademarks shall inure to the benefit of Heinz’ or Heinz Affiliates’ ownership rights in HJH Food Trademarks as appropriate. The parties recognize that the HJH Food Trademarks have been previously used together with the Food Trademarks and Weight Watchers Retained Trademarks (e.g., Smart Ones and Weight Watchers, Heinz and Weight Watchers) on labels, advertising and promotions, and Weight Watchers agrees that Heinz may continue to use the HJH Food Trademarks together with the Food Trademarks and Weight Watchers Retained Trademarks in the countries in which they are in use as of the Effective Date, as specified in the attached Schedule C. In addition, following the Agreement Date, Weight Watchers agrees that Heinz may use the HJH Food Trademarks together with the Food Trademarks and Weight Watchers Retained Trademarks in Mexico as specified in the attached Schedule C. Weight Watchers acknowledges that distribution and use may extend beyond these countries because of external circumstances outside of the control of Heinz, such as manufacturing, warehousing, and distribution logistics or sales to multinational accounts. Any other use of the Food Trademarks and Weight Watchers Retained Trademarks with any other trademarks that may be adopted for use on food products from time to time by Heinz or Heinz Affiliates or Sublicensees, in such a manner as to create a material risk of the establishment of a combination mark, shall not be permitted without the permission of Weight Watchers. Heinz shall make no claim of ownership or right in any permitted use of the Food Trademarks and Weight Watchers Retained Trademarks in combination with any other mark, and the parties shall take all steps necessary to cause the cancellation of any existing registration or abandon any pending application relating to any such combination, including but not limited to “Weight Watchers from Heinz,” at Heinz’ expense.

(ii) Weight Watchers agrees to the continued use of the appropriate Formation Trademarks (e.g., Main Street Bistro, Sweet Celebrations, Chocolate Treat, etc.) as sub-brands in a subordinate manner to the Weight Watchers name without prior Weight Watchers approval. Heinz, its Affiliates and Sublicensees may continue to use their names and corporate logos as corporate identifiers in a substantially subordinate manner to the Weight Watchers name to identify Heinz, its Affiliates or Sublicensees as the case may be, for the purpose of identifying them as the manufacturer or distributor for Heinz Licensed Products. Subject to Weight Watchers’ ownership of Program Information and Weight Watchers Non-Food Trademarks, Weight Watchers acknowledges Heinz’ (or Heinz Affiliates’ or Heinz Sublicensees in appropriate circumstances) ownership of the specifications, recipes, manufacturing process or other confidential or proprietary information or materials related to Heinz Licensed Products and developed or owned by Heinz and that all such information shall be considered Heinz’ (or Heinz Affiliates’ in appropriate circumstances) Confidential Information and shall be subject to the provisions of Section 2.12.

(iii) Weight Watchers acknowledges Heinz’ exclusive ownership of the Smart Ones brand name and of the Smart Ones Package Design as of the Effective Date. Heinz shall have no obligation to continue using the Smart Ones brand name or Smart Ones Package Design together with the Weight Watchers brand name following the Effective Date.

(iv) Subject to Section 2.07(a)(v) below, if Heinz at any time following the Effective Date uses the Smart Ones brand name or Smart Ones Package Design with the Weight Watchers brand name on any Heinz Licensed Product sold, marketed or distributed in the United States, Canada or Mexico as contemplated by Section 2.07(a)(i), then: (A) Heinz shall not use the Smart Ones brand name or Smart Ones Package Design on any food or beverage product in the categories specified in Schedule B sold in the United States, Canada or Mexico without also using Weight Watchers as the brand name for the product; (B) Heinz may use the Smart Ones brand name and Smart Ones Package Design on food or beverage products in the categories specified in Schedule B sold outside of the United States, Canada or Mexico provided such use is without the Weight

Watchers brand name, the Food & Beverage Trademarks and the Program Information Trademarks; and (C) Heinz shall not use the Smart Ones brand name or Smart Ones Package Design, with or without the Weight Watchers brand name, Food & Beverage Trademarks, and Program Information Trademarks, anywhere in the world other than as provided by clauses (A) and (B).

(v) If Heinz determines at any time after the Effective Date to cease all use of the Smart Ones brand name and Smart Ones Package Design together with the Weight Watchers brand name, it shall provide Weight Watchers with at least ninety (90) days’ notice in advance of the date upon which it intends to cease manufacture of any Heinz Licensed Product using the Weight Watchers brand name with the Smart Ones brand name and the Smart Ones Package Design (the “Discontinuation Date”) or upon which it intends to announce publicly its intention to discontinue use of the Weight Watchers brand, whichever is earlier. Following the Discontinuation Date, Heinz may commence immediately to use anywhere in the world the Smart Ones brand name (but not the Smart Ones Package Design) on any food or beverage product, whether or not the product is in the categories specified in Schedule B, and to use the Smart Ones Package Design (with or without the Smart Ones brand name) on any food or beverage product in the categories specified in Schedule B, without the Weight Watchers brand name; provided, however, that Heinz shall not use the Smart Ones Package Design (with or without the Smart Ones brand name), or any package design containing elements or features similar thereto, for a period of five (5) years following the Discontinuation Date on any food or beverage products sold anywhere in the world other than a food or beverage product in the categories specified in Schedule B.

(vi) If Heinz discontinues all use of the Smart Ones brand name or Smart Ones Package Design together with the Weight Watchers brand name, it may, subject to the provisions of Section 2.07(a)(iv) and in accordance with the other provisions of this Agreement, recommence the manufacture of Heinz Licensed Products using the Smart Ones brand name or Smart Ones Package Design together with the Weight Watchers brand name within a two (2) year period following the Discontinuation Date; provided, however, that (i) Heinz, its Affiliates and Sublicensees shall submit all products proposed to be marketed or sold using the Weight Watchers brand name, and all labels, packaging, advertising and promotional materials proposed to be used in connection therewith, for approval to Weight Watchers or the LLC, as may be appropriate, as if they were in all respects completely new products or new uses; and (ii) if Heinz thereafter discontinues all use of the Smart Ones brand name or Smart Ones Package Design together with the Weight Watchers brand name for any period of time, it shall not have any right to recommence such use, even with regard to food or beverage products in the categories specified in Schedule B, whether or not such use would otherwise be permissible under any other provision of this Agreement or any license concerning use of the Weight Watchers brand name previously granted to Heinz.

4. Schedule C of the Agreement is hereby deleted in its entirety and replaced with the new Schedule C set forth on Exhibit “A” attached hereto.

5. This Amendment is deemed a binding amendment to the Agreement as a signed writing pursuant to Section 2.22(e) thereof, and is hereby incorporated into the Agreement as a part thereof.

6. All provisions of the Agreement that are not expressly amended by this Amendment shall remain in full force and effect.

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IN WITNESS WHEREOF, Weight Watchers and Heinz have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

H.J. HEINZ COMPANY

By:	/s/ Hein Schumacher
	Name:	Hein Schumacher
	Title:	Vice President

WEIGHT WATCHERS INTERNATIONAL, INC.

By:	/s/ Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	EVP & General Counsel

EXHIBIT “A”

Operating Agreement

Schedule C

HJH Food Trademarks

SMART ONES	United States, Canada, Mexico

SMART OPTIONS	United States

HEALTHY GOURMET	Canada

HEALTHY RECIPES	Canada

HEINZ	United Kingdom, Portugal, Ireland

KEYSTONE DEVICE	United Kingdom, Portugal, Ireland